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                                                                     EXHIBIT 5.1



                          [KIRKLAND & ELLIS LETTERHEAD]

                                  May 14, 2002

Joy Global Inc.
100 E. Wisconsin Avenue
Suite 2780
Milwaukee, Wisconsin 53202


          Re: Joy Global Inc. Exchange Offer for $200,000,000 8 3/4% Senior Subordinated Notes due 2012 for up to $200,000,000 8 3/4% Series B Senior Subordinated Notes due 2012

Dear Ladies and Gentlemen:

          We have acted as special counsel to Joy Global Inc. (the "Company") and each of the following entities who have guaranteed the Old Notes (as defined below) and the Exchange Notes (as defined below): American Alloy Corporation, Benefit, Inc., Dobson Park Industries Inc., Harnischfeger Corporation, Harnischfeger Technologies, Inc., Harnischfeger World Services Corporation, HCHC, Inc., HCHC UK Holdings, Inc., HIHC, Inc., Joy MM Delaware, Inc., Joy Technologies Inc., JTI UK Holdings, Inc., RCHH, Inc., South Shore Corporation, South Shore Development, LLC, and The Horsburgh & Scott Company (the "Guarantors," and together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $200,000,000 8 3/4% Senior Subordinated Notes due 2012 (the "Old Notes") for up to $200,000,000 8 3/4% Series B Senior Subordinated Notes due 2012 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of March 18, 2002, by and among the Registrants and Wells Fargo Bank Minnesota, N.A., as the Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $200,000,000 in aggregate principal amount are outstanding.

          In connection with issuing this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes, (iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated as of March 13, 2002, by and among the Registrants, Credit Suisse First Boston Corporation and Deutsche Bank Alex. Brown Inc.


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Joy Global Inc.
May 14, 2002
Page 2


          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others. Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

     (i) The Company and each of the Guarantors other than American Alloy Corporation, South Shore Corporation, South Shore Development, LLC and The Horsburgh & Scott Company are in good standing under the General Corporation Law of the State of Delaware. South Shore Development, LLC is in good standing under the Delaware Limited Liability Company Act, American Alloy Corporation and The Horsburgh & Scott Company are in good standing under the Ohio General Corporation Law, and South Shore Corporation is in good standing under the Wisconsin Business Corporation Act.

     (ii) The sale and issuance of the Exchange Notes has been validly authorized by the Company, and the issuance of a guarantee of such Exchange Notes by each Guarantor (each, a "Guarantee") has been validly authorized by such Guarantor.

     (iii) When, as and if (A) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (B) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (C) the Old Notes shall have been validly tendered to the Company, (D) the Exchange Notes shall have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes, and (E) any legally required consents, approvals, authorizations or other order of the Commission or any other regulatory authorities have been obtained, the Exchange Notes, when issued pursuant to the Exchange Offer, will constitute valid and binding obligations of the Company, and the Guarantee issued by each Guarantor will constitute a valid and binding obligation of such Guarantor.

          Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) except for purposes of the opinion in paragraph (i), any laws except the laws of the State of New York.



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Joy Global Inc.
May 14, 2002
Page 3


          We hereby consent to the filing of this opinion in Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

          We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes.

          This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                        Very truly yours,

                                        /s/ KIRKLAND & ELLIS

                                        KIRKLAND & ELLIS





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